UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

SCHEDULE 14A INFORMATION
(Rule 14a – 101)

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.__)

Filed by the Registrant ☑
Filed by the Party other than the Registrant ☐
Check the appropriate box:
☐ Preliminary Proxy Statement
☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6 (e)(2))
☐ Definitive Proxy Statement
☒ Definitive Additional Materials
☐ Soliciting Material Pursuant to §240.14a-12

ARI NETWORK SERVICES, INC.
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):
☒ No fee required
☐ Fee computed on the table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1) Title of each class of securities to which transaction applies:
(2) Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
(4) Proposed maximum aggregate value of transaction:
(5) Total fee paid:

☐ Fee paid previously with preliminary materials.
☐ Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or
Schedule and the date of its filing.

(1) Amount Previously Paid:
(2) Form, Schedule or Registration Statement No.:
(3) Filing Party:
(4) Date Filed:

PROTECT YOUR INVESTMENT

VOTE THE ENCLOSED WHITE PROXY CARD TODAY!

November 28, 2016

Dear Fellow Shareholder –

Enclosed you will find ARI Network Services, Inc.’s (“ARI” or “ARIS”) proxy materials for the 2017 Annual Meeting of Shareholders to be held on Thursday, January 5th, 2017, at 9:00 a.m., local time, at our Corporate Headquarters in Milwaukee, Wisconsin. Please vote TODAY by telephone, Internet or by signing, dating and returning the enclosed WHITE proxy card in the postage-paid envelope provided and VOTE FOR your Board of Directors’ highly-qualified and very experienced nominees to ensure that we continue our success at delivering shareholder value.  Your Board and Executive Officers – who collectively own approximately 10.30% of the outstanding ARIS common stock – believe that we are delivering on our growth strategy, which has resulted in total shareholder returns of 52% over the past three years and 299% over the past five years,  in both cases outperforming the NASDAQ Composite Index and the Dow Jones Industrial Average.  We believe that voting FOR your Board’s nominees will help ensure that we are best positioned to continue to execute on our growth strategy and deliver outstanding shareholder returns.

You may soon receive proxy solicitation materials from a dissident shareholder, Park City Capital, LLC (“Park City”), an investment management firm based in Dallas, Texas Park City has nominated two candidates for election to the Board of Directors at the Annual Meeting and has publicly called for the immediate commencement of a process to sell ARIS.  We strongly urge you to discard any blue proxy card or voting instruction form you may receive from Park City.  Even a WITHHOLD vote with respect to Park City’s nominees on its blue proxy card will cancel any proxy previously given to ARIS.

We believe that ARIS has a significant opportunity for continued growth and do not believe an immediate sale is in the best interest of shareholders.  We also believe that Park City’s nominees do not have the required experience and skill sets to advance our strategic plan or enhance shareholder value.  Further, we believe their nominees are being proposed as directors solely to advance Park City’s short-term agenda to seek the immediate sale of ARIS.  Please vote your WHITE proxy card TODAY to ensure that we are best positioned to continue to execute on our strategic plan and continue delivering outstanding returns for ALL shareholders as we have for the past several years.

SUCCESSFULLY EXECUTING ON OUR STRATEGIC GROWTH PLAN

We have consistently communicated to our shareholders our detailed growth strategy, designed to drive maximum value to our shareholders.  Our strategic plan is working.  Over the past several years, your Board and management team have improved the financial performance of ARIS and outperformed both the NASDAQ Composite Index and the Dow Jones Industrial Average.  Most notably, over the last few years, we:

•	Delivered total shareholder returns of 52% over the last three years
•	Delivered total shareholder returns of 299% over the last five years
•	Increased the ARIS stock price from $0.50 in October 2010 to $5.44 in October 2016
•	Grew revenue from $22.5 million to $47.7 million, or 112%²
•	Transitioned from an operating loss to operating income of over $3.5 million²
•	Grew cash flow from operations from $2.4 million to $7.7 million or 221%²
•	Three-year daily trading volume increase of 3130%; Five-year daily trading volume increase of 382%

PLEASE VOTE THE WHITE PROXY CARD TODAY

Our Board and management are laser focused on executing on our strategic plan,  and our stock price performance reflects the progress we have made.

Source:  Yahoo Finance on Nov 18th, 2016 – Five Year vs. NASDAQ Composite and Dow Jones Industrial Average

Your Board and management team are confident in our belief that our strategy will continue to work and produce significant results.  The highly-qualified, experienced directors nominated by your Board have been, and continue to be, critical members of our team.  We have maintained our diligent focus on growing the business both organically and by acquisition.  By executing on our strategic plan, we have been able to invest in the future while continuing to deliver results for shareholders.

Background

In late 2014 Park City, managed by Michael J. Fox, disclosed that it had acquired approximately 1 million shares of ARIS common stock, or 5.7% of the outstanding shares of ARIS as of the proxy record date, and immediately expressed their position that ARIS should explore a potential transaction to maximize shareholder value.  Since that time, we have had over 10 meetings with Park City.  Some of those include having Mr. Fox attend a dinner with ARI’s Board of Directors and arranging face to face meetings with the Chairman of ARI’s Nominating Committee, the Chairman of the Board, and other board members.  In each of those conversations, we have carefully listened and considered Park City’s position and input with respect to the direction of ARIS.

Park City’s Nominees would not bring New or Relevant Experience, Skills or Competencies to the Board.

On October 7th, 2016 Park City provided us with notice of its intention to nominate two director candidates for election to the board: Michael J. Fox, the CEO of Park City Capital, LLC, and John M. Mueller, the managing Partner of Partners Private Equity LLC, a private equity firm.  We question Park City’s choice of nominees to replace the highly-qualified, experienced and valued members of your Board, who have played an important role in the success of ARIS to date.  We do not believe that either of Park City’s proposed nominees would bring to the Board any relevant experience, skills or competencies not already present among the current Board

PLEASE VOTE THE WHITE PROXY CARD TODAY

members.  We also do not believe that either of Park City’s nominees would help advance our strategic plan to drive the creation of long-term shareholder value.

Park City’s public nomination of two director candidates follows an earlier private request for Board representation by Mr. Fox.  The Board’s Nominating and Governance Committee (“Nominating Committee”) underwent a thorough evaluation process on par with the evaluation process that all of our director nominees undergo, including:

•	Reviewing background materials on Mr. Fox, his professional history and affiliations
•	Conducting an in-person interview between Mr. Fox and the Chairman of the Nominating Committee
•	Conducting an in-person interview between Mr. Fox and the Chairman of the Board
•	Having Mr. Fox attend a dinner with the full Board of Directors
•	Reviewing Mr. Fox’s other relevant experience with public companies

In ultimately recommending against adding Mr. Fox to the Board, the Nominating Committee considered that Mr. Fox has:

•	Very limited public, SaaS, or software company board experience – he has served on only two boards, one for nine months and one for three years, neither of which were SaaS or software companies.
•	No operating company experience
•	No strategic view for how to create shareholder value at ARIS outside of an immediate sale of ARIS
•	No evidence that Mr. Fox has any experience in public company sale transactions
•	No evidence that Mr. Fox can be a suitable replacement on our Audit Committee, which is presently staffed with our Directors nominated for re-election.
•	Dubious results from public companies he has been involved in:
o

Park City filed an initial statement of ownership of 300,000 shares in Resonant Inc.  (RESN) in February 2015 at $7.80 and joined the company’s board in February 2016.  The closing price of Resonant’s shares on the NADSAQ Capital Market on November 22nd, 2016 was $4.88

o

Park City filed an initial statement of ownership in April 2013 indicating that they had acquired 750,000 shares of AdCare Health (ADK) at $3.70 per share.  Mr. Fox joined the AdCare’s board in October 2013.  The closing price of Adcare’s shares on the NASDAQ MKT on November 22nd, 2016 was $1.63 per share.  AdCare is currently the subject to an activist campaign by Echo Lake Capital.

Upon receiving Park City’s notice, ARI’s Chairman of the Nominating and Governance Committee, Chad Cooper, reached out to Mr. Mueller to schedule an interview among him, the Chairman of the Board,  William H. Luden, III and Roy W. Olivier, the President and CEO of ARIS.  That interview was scheduled for Friday November 11th, 2016.  At 4:00PM on November 10th Mr. Fox canceled the meeting.  Based on its review of Mr. Mueller’s resume and LinkedIn profile,  the Nominating Committee does not recommend Mr. Mueller for the following reasons:

•	No public, SaaS or software company board experience
•	No experience in ARI’s current or planned vertical markets
•	No indication that Mr. Mueller has any experience in public company sale transactions
•	No evidence that Mr. Mueller can be a suitable replacement on our Audit Committee, which is presently staffed with our Directors nominated for re-election
•	No experience that the Nominating Committee believes would help create shareholder value at ARIS outside of an immediate sale of ARIS

PLEASE VOTE THE WHITE PROXY CARD TODAY

ARIS Board is Highly Qualified, Delivering Results and Aligned with ALL Shareholders

Your Board is comprised of six highly-qualified and very experienced directors, five of whom are independent and all of whom are actively engaged in overseeing initiatives for enhancing shareholder value.  There is a broad and diverse set of skills and experiences represented on your Board, including in the areas of technology, strategic planning, mergers and acquisitions, corporate governance, legal, accounting, finance, marketing, risk management, capital allocation and the public markets.  With an aggregate ownership of over 10.30% of ARIS’s equity, the interests of your entire Board and your Executive Officers are fully aligned with our fellow shareholders, and we are fully invested in the future success of ARIS.

At our Board meetings, our Directors regularly review comparable market valuation metrics and comparable transactions in the marketplace, consistently weighing that data against our view of the long-term prospects of ARIS.  Further, contrary to assertions made by Mr. Fox, our ultimate goal is to maximize value for ARIS’ shareholders, which may or may not include selling the Company.

In addition, we consistently evaluate opportunities to recruit new independent and highly-qualified directors who have perspectives, insights, experiences, competencies and relationships that expand and complement the skills sets currently included on your Board and advance ARIS’s ability to deliver value to shareholders. Three new independent directors – Robert Y. Newell, IV, William H. Luden, III, and Chad J. Cooper – have joined the Board in the last four years, underscoring our efforts to refresh our Board with talented, experienced and diverse professionals.

We believe that our two highly-qualified and very experienced director nominees for election to your Board at the upcoming Annual Meeting – Robert Y. Newell, IV and William C. Mortimore – have the integrity, knowledge, investor perspective, breadth of relevant and diverse experiences, relationships, and commitment to the long-term success of ARIS necessary to enable ARIS to continue executing on its strategic initiatives.

PROTECT YOUR INVESTMENT!

YOUR VOTE IS IMPORTANT FOR THE FUTURE OF ARIS

Your vote at the upcoming Annual Meeting is important in shaping our future, no matter how many shares you own. We are asking for your support by voting the WHITE proxy card or voting instruction form to VOTE FOR ALL of your Board’s highly-qualified and experienced nominees to ensure that ARIS continues its successful long-term plan to build long-term shareholder value.  Whether or not you plan to attend the Annual Meeting, we urge you to sign, return and date the enclosed WHITE proxy card or voting instruction form today in the postage-paid envelope provided.  If you are voting by phone or Internet, please follow the instructions on the enclosed WHITE proxy card or voting instruction form.  Please vote each and every WHITE proxy card or voting instruction form you receive since you may hold multiple accounts.

We also urge you to discard any blue proxy card or voting instruction form that you may receive from Park City.  Even a WITHHOLD vote with respect to Park City’s nominees on its blue proxy card or voting instruction form will cancel any proxy or voting instruction form previously given to ARIS.

We ask you to VOTE the WHITE proxy card today in favor of your Board’s highly-qualified and very experienced nominees, who will be committed to executing on a strategic plan that has already delivered increased growth, increased profitability, and achieved 299% shareholder returns over the last five years.

PLEASE VOTE THE WHITE PROXY CARD TODAY

On behalf of your Board of Directors, we thank you for your continued support. We look forward to communicating further with you in the coming weeks.

Sincerely,

Board of Directors of ARI Network Services, Inc.

If you have any questions or require assistance with your vote, please contact our proxy solicitor:

M O R R O W

S O D A L I

470 West Avenue

Stamford, CT 06902

Banks and Brokerage Firms Call: (203) 658-9400

Shareholders Call Toll Free: (800) 662-5200

PLEASE VOTE THE WHITE PROXY CARD TODAY